UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 23, 2009, YRC Logistics Services, Inc. (“Logistics”), a subsidiary of YRC Worldwide Inc. (the “Company”), closed on the sale of its U.S. dedicated contract carriage business (the “Business”) to Greatwide Dedicated Transport, LLC (“Greatwide”), an affiliate of Greatwide Logistics Services, LLC, for $34 million in cash and the assumption of certain liabilities pursuant to an Asset Purchase Agreement (the “APA”) dated as of November 23, 2009 by and between Logistics, as seller, and Greatwide, as buyer.

Pursuant to the APA, Logistics sold most of the assets comprising the Business to Greatwide, including (i) the sale of equipment, vehicles and real property and (ii) the assignment of customer contracts and leases for equipment, vehicles and real property. Greatwide also assumed certain liabilities related to the Business, including certain accounts payable and accrued liabilities. Logistics received approximately $32 million of the purchase price at closing, net of closing expenses, with $750,000 held in escrow for working capital adjustments and $1 million held in escrow for possible indemnification of Greatwide by Logistics, including for any breach by Logistics of its representations and warranties and obligations under the APA. The APA contains customary representations and warranties by both Logistics and Greatwide.

The sale of the Business is considered a “Permitted Disposition” as defined in the Company’s Credit Agreement, dated as of August 17, 2007 (as amended, the “Credit Agreement”), among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent, and the other lenders that are parties thereto (the “Lenders”). The required Lenders consented to the sale of the Business, and pursuant to the terms of the Credit Agreement, the Company prepaid outstanding revolver loans with 100% of the net cash proceeds received from Greatwide with a corresponding (i) decrease in the amount of Revolving Commitments (as defined in the Credit Agreement) available under the unblocked portion of the Credit Agreement and (ii) increase to the New Revolver Reserve Amount (as defined in the Credit Agreement). The Permitted Disposition is not included in the determination of the Company’s asset sales for purposes of the $400 million limit on assets sales in 2009, nor is it included in the determination of real estate or non-real estate assets sales.

A copy of the news release announcing the sale is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company has offered to enter into a Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreement (the “Agreement”) with each of the following executive officers of the Company:

Daniel Churay, Executive Vice President General Counsel and Secretary

James Kissinger, Executive Vice President – Human Resources

Sheila Taylor, Executive Vice President and Chief Financial Officer

The Agreement provides that each executive officer will agree for a period of three months following the officer’s termination of employment (the “Restricted Period”) not to compete with the business of the Company or do any of the following:

•	cause, solicit, induce or encourage any employees, consultants or contractors of the Company to leave their respective employment or service with the Company;

•

solicit the employment of, or hire, employ or otherwise engage any employee of the Company; provided that it will not be a violation for an employer that the officer works for or for a firm in which the officer maintains an interest to have hired an employee of the Company without the officer’s knowledge or participation;

•

cause, induce, or encourage any actual or prospective client, customer, supplier or licensor of the Company (including any existing or former customers of the Company) to terminate or modify any actual or prospective business relationship with the Company; and

•

develop a business relationship with any actual or prospective client, customer, supplier or licensor to cause, induce, or encourage such individual to become a client, customer, supplier, or licensor of any business in which the officer are engaged that is competitive with the Company’s business.

In exchange, the Company will agree to pay the officer an amount (the “Consideration”) equal to one-third of the officer’s base salary on January 2, 2010; provided that the Company still employs the officer on January 2, 2010. If the officer’s employment with the Company ends as a result of the officer’s resignation or the officer’s termination by the Company with Cause (as defined below), in each case, before March 31, 2010, the Company will not be required to pay to the officer the January 2, 2010 payment, and the officer will be required to return the January 2, 2010 payment. If the Company terminates the officer’s employment without Cause or by reason of the officer’s death or permanent and total disability before the January 2, 2010 payment is made, the Company will pay to the officer or the officer’s estate all unpaid Consideration on the date that is six months following the officer’s termination by the Company without Cause; provided, that the officer has not breached any applicable provision of the Agreement, in which case the remaining payments of the Consideration will not be made, and the Company will withhold payment of the remaining payments of the Consideration as damages for any such breach.

First Extension. On April 1, 2009, the Restricted Period will be extended from three to six months unless the Board of Directors of the Company (the “Board”) votes to cancel this extension or the officer notifies the Company in writing that the officer has cancelled this extension, in each case, prior to April 1, 2009. If this extension is effected, the Company will pay the officer additional Consideration in an amount equal to one-third of the officer’s base salary on April 1, 2010; provided, that the Company still employs the officer on April 1, 2010. If the officer’s employment with the Company ends as a result of the officer’s resignation or the Company terminates the officer’s employment with Cause, in each case, before June 30, 2010, the Company will not be required to pay to the officer the April 1, 2010 payment, and the officer will return the April 1, 2010 payment. If the Company terminates the officer’s employment without Cause or by reason of the officer’s death or permanent and total disability before the April 1, 2010 payment is made, the Company will pay to the officer or the officer’s estate all unpaid Consideration on the date that is six months following the officer’s termination by the Company without Cause; provided, that the officer has not breached any applicable provision of the Agreement, in which case the remaining payments of the Consideration will not be made, and the Company will withhold payment of the remaining payments of the Consideration as damages for any such breach.

Second Extension. If the Board has extended the Restricted Period as described above, then on July 1, 2009, the Restricted Period will be extended again from six to nine months unless the Board votes to cancel this extension or the officer notifies the Company in writing that the officer has cancelled this extension, in each case, prior to July 1, 2009. If this extension is effected, the Company will pay the officer additional Consideration in an amount equal to one-third of the officer’s base salary on July 1, 2010; provided, that the Company still employs the officer on July 1, 2010. If the officer’s employment with the Company ends as a result of the officer’s resignation or the officer’s termination by the Company with Cause, in each case, before September 30, 2010, the Company will not be required to pay to the officer the July 1, 2010 payment, and the officer will return the July 1, 2010 payment. If the Company terminates the officer’s employment without Cause or by reason of the officer’s death or permanent and total disability before the July 1, 2010 payment is made, the Company will pay to the officer or the officer’s estate all unpaid Consideration on the date that is six months following the officer’s termination by the Company without Cause; provided, that the officer has not breached any applicable provision of the Agreement, in which case the remaining payments of the Consideration will not be made, and the Company will withhold payment of the remaining payments of the Consideration as damages for any such breach.

“Cause” in the Agreement is defined to mean any of the following:

•	the officer’s conviction of a felony involving acts of dishonesty, fraud or moral turpitude;

•	the officer’s willful and repeated failure to perform the officer’s duties following 30 days notice of the failure and the officer’s failure to cure within the 30-day period;

•	willful misconduct material to the officer’s employment;

•

the officer’s willful material breach of Company policies or rules of which the officer have been made aware following 30 days notice of the breach and the officer’s failure to cure within the 30-day period;

•	the officer’s willful, material and demonstrable dishonesty related to the officer’s employment; or

•	gross negligence in the performance of the officer’s job duties.

If the officer resigns following one or more of the following events, the Company will be deemed to have terminated the officer without Cause:

•

the Company relocates the officer’s principal place of performance of the officer’s duties and responsibilities (“employment domicile”) to a location more than 50 miles from the officer’s current employment domicile;

•

the Company requires the officer to travel in excess more than 15% more than the officer traveled for the business of the Company in the preceding 12 months (counting each day or partial day of travel outside of the 100 mile radius of the officer’s current employment domicile as a travel day); or

•	the Company reduces the officer’s base salary, bonus opportunity or long-term incentive opportunity other than reductions that are applicable to all similarly situated executives.

In addition, each officer will agree not to disclose confidential information of the Company and to refrain from disparaging the Company and its officers and employees.

In December 2008, prior to Ms. Taylor’s appointment as Chief Financial Officer, the Company had previously entered into a non-competition and retention agreement (the “Prior Agreement”) with her. Her Agreement will additionally provide that if she has not received Consideration of at least $159,024 (the “Prior Agreement Amount”) on or before July 1, 2010, she will receive a payment, if any, equal to the excess (the “Excess”) of the Prior Agreement Amount over the amounts paid to her on or before July 1, 2010 so long as she remains employed with the Company on July 1, 2010; provided that if the Company terminates her without Cause or if she dies or becomes permanently and totally disabled before the July 1, 2010 payment is made, the Company will pay to her or her estate all unpaid Consideration on the date that is six months following her termination by the Company without Cause; provided, further, that she has not breached any applicable provision of the Agreement, in which case the remaining payments of the Consideration will not be made, and the Company will withhold payment of the remaining payments of the Consideration as damages for any such breach. If her employment with the Company ends as a result of her resignation or her termination by the Company with Cause, in each case, before July 1, 2010, the Company will not be required to pay to her the Excess Amount, and she is required to return the payment of the Excess Amount.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1        News Release dated November 24, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: November 25, 2009	By:	/S/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	News Release dated November 24, 2009